ARTICLES OF INCORPORATION

OF

SLA Lake Mary, Inc.

FIRST:  The name of the corporation is SLA Lake Mary, Inc.

SECOND:  The street address of the initial principal office, and, if different, the mailing address of the corporation is 100 Charles Park Road, West Roxbury, MA 02132-4985.

THIRD:  The number of shares the corporation is authorized to issue is 25,000 shares of Common Stock, S.01 par value.

FOURTH:  The street address of the initial registered office of the corporation is c/o C T Corporation System, 1200 South Pine Island Road, City of Plantation, Florida 33324, and the name of its initial registered agent at such address is C T Corporation System.

FIFTH:   The names of addresses of the persons who are to serve as initial directors are:
Craig S. Miller                              11 Merrall Road, Dedham, MA 02026
Aaron D. Spencer                              69 Farlow Road, Newton, MA 02159
Paul MacPhail                              241 Lumber Street, Hopkington, MA 01748

SIXTH:  The name and address of the incorporator is Matthew S. Gilman, c/o Brown Rudnick Freed & Gesmer, Boston, MA 02111.

/s/ Matthew Gilman	7/25/01
Signature of Incorporator	Date

C T Corporation System is familiar with and accepts the obligations provided for in Section 60-7.0505 of the Florida Statutes.

C T Corporation System

/s/ Lauren Kreatz	7/25/01
Lauren Kreatz	Date